ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made this 5th day of February 1998, by and among DATABASE TECHNOLOGIES, INC., a Delaware corporation ("Database"), PALM DESERT ART PUBLISHERS, LTD., a California corporation ("Palm Desert") and ALLAN WOLFE of Bedford, New Hampshire ("Wolfe") and,

     WHEREAS, Database is presently controlled by Wolfe and engaged in the business of developing and marketing computer software and Palm Desert is engaged in the business of selling art work;

     WHEREAS, to avail itself of the existing public market for Database's securities, Palm Desert has agreed to sell all of its assets to Database in exchange for a controlling interest in the securities of Database

     WHEREAS, Database is indebted to Wolfe in the approximate amount of $184,000 in respect of those debts, claims and liabilities identified on Schedule A hereto (the "Indebtedness");

     WHEREAS, Database desires to discharge its indebtedness to Wolfe by (i) issuing to Wolfe its promissory note in the amount of $90,000 (the "Note") and
(ii) transferring to Wolfe, or his nominee, all tangible and intangible assets associated with Database's software business, including, without limitation, all those assets listed on Schedule B hereto (the "Software Assets"), subject to certain of Database's liabilities;

     WHEREAS, to induce Wolfe to accept Database's promissory note, Palm Desert has agreed to execute and deliver to Wolfe its guaranty (the "Guaranty") of the Note and to pledge to Wolfe all shares of the capital stock of Database that it shall acquire (the "Shares") as security for the Guaranty;

     NOW, THEREFORE, the parties hereto, in consideration of the premises set forth herein and each intending to be legally bound hereby, do covenant and agree as follows:

     1. Agreement to Transfer. On the Closing Date (as defined below) Database shall:

          (i) sell, convey, transfer, assign, and deliver the Software Assets to Wolfe, subject to no mortgages, pledges, liens, encumbrances, title retention or other security agreements or arrangements or charges of any kind whatsoever; and

          (ii) deliver the Note to Wolfe.

     2. Agreement to Acquire. On the Closing Date, Wolfe shall accept the Assets and the Note and execute and deliver to Database such instrument evidencing the discharge of the Indebtedness as Database shall reasonably request.


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     3.  Assumption  of  Liabilities.  On the Closing  Date,  by an  appropriate written instrument or instruments satisfactory in form and substance to Database and Palm Desert, Wolfe shall assume and agree to pay, perform and discharge those certain debts, obligations and liabilities of Database set forth on the Schedule of Assumed Liabilities attached hereto as Exhibit C (the "Assumed Liabilities"). The Assumed Liabilities shall include all liabilities of Database existing on the Closing Date other than the obligations of Database arising under this Agreement and that certain Asset Purchase and Subscription Agreement of even date herewith and the transactions contemplated by such agreements. Wolfe shall not assume, pay or discharge any liability or obligation that is not an Assumed Liability. Database's obligations to its transfer agent shall be apportioned as of the Closing Date

     4. The Closing. The consummation of the transactions contemplated hereby shall constitute the Closing. The Closing shall take place on February 8, 1998 at the offices of Database immediately following the closing of Database's purchase of Palm Desert's assets and the issuance to Palm Dessert of the Shares or at such other time or place as shall be mutually agreed upon by the parties.

     5. Documents to be Delivered at the Closing. At the Closing the following documents or instruments shall be delivered, together with such other documents as shall be necessary to consummate the transactions contemplated by this Agreement.

     (a) Database shall deliver, or cause to be delivered, to Wolfe:

          (i) such bills of sale with covenants of general warranty and such other good and sufficient instruments of assignment, transfer or conveyance as shall be necessary or appropriate to vest in or confirm to Wolfe good and marketable title to all properties and assets included in the Software Assets;

          (ii) actual possession and operating control of the Software Assets;

          (iii) originals or, if unavailable, copies of all Database's books, records, documents and files, together with all other data, relating to the Software Assets and the business conducted in regard thereto (with the same to remain in the custody of Wolfe for not less than two years and thereafter in accordance with his usual business practice, subject to access thereto by Database at any reasonable time upon reasonable notice);

          (iv) the Note;



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          (v) the Guaranty and Stock  Pledge  Agreement of Palm Desert,  each of which shall be acceptable in form and substance to Wolfe and his counsel;

          (vi) such other deeds, endorsements, assignments and other instruments as are, in the opinion of Wolfe's counsel, reasonably necessary to give effect to this Agreement.

     (b) Wolfe shall deliver to Database all such instruments as are, in the opinion of Palm Desert's counsel reasonably necessary to evidence the discharge of the Indebtedness, and otherwise give effect to the purposes and intent of this Agreement.

     6. Conditions Precedent to Buyer's Obligations. The obligations of the parties under this Agreement are contingent upon the consummation of the sale of Palm Desert's assets to Database.

     7. Further Assurances. From time to time at the request of Wolfe, whether at or after the Closing and without further consideration, Database, at its expense, shall execute and deliver to Wolfe such other and further instruments of sale, conveyance, transfer, assignment and confirmation and take such other action as Wolfe may reasonably request in order more effectively to sell, convey, transfer, vest and confirm in Wolfe any of the Software Assets.

     After the Closing Wolfe and his administrator, executor, or other personal representative shall have reasonable access to Database's books and records to assist him or them in preparing or filing of any tax return, and for any other business purpose.

     8. Affirmative Covenants. Palm Desert and Database, jointly and severally, covenant that, until payment in full of the Note and unless otherwise consented to in writing by Wolfe, they will:

          (a) Corporate Existence, etc. Maintain Database's corporate existence and its qualification to do business and its good standing in each jurisdiction in which such qualification is necessary for the proper conduct of its business, and maintain in full force and effect all licenses, permits and other authorizations necessary for the ownership and operation by Database of the properties and business acquired from Palm Desert.

          (b) Insurance. Keep all insurable property owned by Database insured at all times against fire and extended coverage risks and other hazards of the kinds customarily insured against, and in amounts customarily carried, by corporations engaged in comparable businesses and comparably situated; keep Database adequately insured at all times against liability on account of injury to persons or property


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     and  comply  with the  insurance  provisions  of all  applicable  workmen's compensation laws;

          (c) Taxes. Pay or cause to be paid all taxes, fees, assessments and governmental charges or levies upon any of the property or assets of Database or upon Database or its income or profits before the same shall become delinquent, and all lawful claims of whatsoever nature which, if unpaid, might become a lien or charge upon any such property, assets, income or profits; provided, however, that Database shall not be required to pay and discharge any such tax, fee, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently conducted (unless and until foreclosure, distraint, sale or other similar process shall have been commenced).

          (d) Additional Information. Furnish promptly to Wolfe such financial and other information regarding Database and its business and affairs as Wolfe may from time to time reasonably request.

     9. Negative Covenants. Palm Desert and Database covenant that until payment in full of the Note, Database will not, without the prior written consent of
Wolfe:

          (a) Wolfe. Take, or suffer to be taken, any action to remove Wolfe as a director of Database.

          (b) Liens. Create, incur, issue, assume or suffer to exist any mortgage, pledge, lien or other encumbrance on or security interest in any of its assets, whether now owned or hereafter acquired, except:

               (i) mortgages, pledges, liens, encumbrances or security interests in favor of Wolfe;

               (ii) liens for taxes or other governmental charges which are not due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted;

               (iii) deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations or in connection with or to secure the performance of bids, tenders, trade contracts or leases or to secure statutory obligations or surety or appeal bonds or other pledges or deposits of like nature and all in the ordinary course of business; and

               (iv) mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business in respect of obligations not yet due or which are being contested in good faith and by appropriate


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          proceedings diligently conducted.

          (c) Indebtedness. Database shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

               (i) Indebtedness existing under Note; or

               (ii) Current accounts payable arising out of transactions (other than borrowings) in the ordinary course of business, without Wolfe's prior written approval, which approval will not be unreasonably withheld or delayed so long as any such new Indebtedness is expressly subordinate to the Note.

          (d) Contingent Liabilities. Assume, guarantee, endorse or otherwise become or remain directly or indirectly liable for the obligations of any person, firm or corporation, except:

               (i) guarantees in favor of Wolfe; and

               (ii) the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of its business.

          (e) Loans and Advances. Make or have outstanding any loans or advances or extend credit to any person, firm or corporation, except:

               (i) loans or advances in the ordinary course of business to suppliers; and

               (ii) trade credit extended under usual and customary terms in the ordinary course of business;

          (f) Disposition of Assets. Sell, lease, abandon or otherwise dispose of all or any substantial portion of Database's properties or assets.

          (g) Issuance of Securities. Issue any shares of the capital stock of Database or any right instrument convertible into the capital stock of Database.

          (h) Dividends. Declare, make, pay, become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of the capital stock of Database or on account of the purchase, redemption, retirement or acquisition of any shares of the capital stock of Database.

     10. Wolfe's Covenants. Upon Database's full payment of the Note, Wolfe shall tender to Database his written resignation as a


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director  Database and provide  Database with a written  discharge of Database's obligations under the Note.

     11. Merger Clause and Restrictions on Assignment. This Agreement and the related Promissory Note, Guaranty and Stock Pledge Agreement and a certain Asset Purchase and Subscription Agreement of even date herewith constitute the complete agreement and understanding of the parties thereto as to the matters provided for therein and all prior agreements, representations and understandings of the parties are merged herein and therein. This Agreement may only be amended or changed by a writing signed by all the parties to be charged.

     The rights of any party under this Agreement may not be assigned without the express written consent of all other parties, which consent shall be granted or withheld in the sole discretion of any party.

     12. Miscellaneous. This Agreement shall be enforced and interpreted in accordance with the law of the State of Delaware. The captions and headings in this Agreement have been included to purposes of convenience and shall not be considered part of the Agreement. Notwithstanding the Closing, any part of this Agreement which expressly, or by implication, requires performance by any party after the Closing, shall survive the Closing, and where appropriate, may be specifically enforced.

     IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers, have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                        DATABASE TECHNOLOGIES, INC.


                                        By: ss/Allan S. Wolfe
                                            -----------------------------------
                                            Name:  Allan S. Wolfe
                                            Title: President


                                        PALM DESERT ART PUBLISHERS, LTD.


                                        By: ss/Hugh G. Pike
                                            -----------------------------------
                                            Name:
                                            Title:


                                        ALLAN WOLFE


                                            ss/Allan S. Wolfe
                                        ---------------------------------------